Exhibit 5

Denison Mines Corp.
Atrium on Bay, 595 Bay Street, Suite 402
Toronto, ON M5G 2C2
Ph. 416-979-1991 • Fx. 416-979-5893 • www.denisonmines.com
PRESS RELEASE
DENISON DISCOVERS SECOND LARGE AREA OF HIGH GRADE
URANIUM MINERALIZATION AT WHEELER RIVER
Toronto, ON — April 2, 2009... Denison Mines Corp. (DML:TSX) (NYSE AMEX:DNN) (“Denison” or the “Company”) is pleased to announce the discovery of additional high grade uranium mineralization approximately 300 metres to the northeast from the initial high-grade zone discovered and reported earlier in the winter, at the Wheeler River project in northern Saskatchewan.
Hole WR-267 returned 15.5% eU3O8 over 2.9 metres from a depth of 408.2 metres. Hole WR-268 located 40 metres to the southwest returned 12.8% eU3O8 over 2.4 metres from 409.5 metres and 2.7% eU3O8 over 0.5 metres from 416.9 metres. The last hole of the winter season, Hole WR-269, was located 50 metres northeast of WR-267 and returned 9.8% eU3O8 over 1.5 metres from 407.8 metres and 2.1% over 1.1 m from 416.0 m.
The strike length of the uranium mineralization associated with these three drill holes is defined to date over a length of 90 metres and is completely untested to the northeast and open along strike to the southwest. Our technical staff believes that this new area may represent an extension of the initial high grade zone as the area between the zones has not been adequately drill tested. Please see attached map.
All three holes were spotted at a -80 dip and intersected massive and semi-massive pitchblende. In Hole WR-268 this mineralization was entirely hosted in the basement beneath the unconformity.
This project is located in the rich Athabasca Basin near the MacArthur River mine and the mineralization represents one of the most significant new discoveries in the Athabasca Basin in several years. This discovery has many geological similarities to the McArthur River mineralization, but at a shallower depth.
The results are reported at a 1.0% eU3O8 cutoff grade utilizing a downhole probe. The equipment, on which these downhole probe grades were based, is the same as that used for previously reported holes WR-258 and WR-259. As reported previously, confirmatory split core geochemical uranium assay grades were on average 6.0% U3O8 higher than the equivalent probe grades. All drill core has been split and will be assayed as soon as is reasonably possible.
The drilling in 2008 and 2009 has been focused on a total strike length of 660 metres. Approximately half of this zone has not as yet been drill tested and is strongly mineralized at both its northeast and southwest extremities. Much further potential remains outside the zone along strike. The winter drill program is now complete and Denison will recommend to the Joint Venture a summer program with a triple focus on infill drilling the high-grade zone discovered so far, further testing along strike to extend the known deposits and exploration for further zones.
The Wheeler River project is a joint venture among Denison (60%), Cameco Corp. (30%) and JCU (Canada) Exploration Company, Limited (10%).

The technical information contained in this press release related to the above described exploration activities is reported and verified by William C. Kerr, Denison’s Vice President, Exploration, who is a qualified person as defined by NI 43-101. For a description of the quality assurance program and quality control measures applied by Denison, please see Denison’s Annual Information Form filed under the Company’s profile on March 31, 2009 on the SEDAR website.
About Denison
Denison Mines Corp. is a premier intermediate uranium producer in North America, with mining assets in the Athabasca Basin region of Saskatchewan, Canada and the southwest United States including Colorado, Utah, and Arizona. Further, the Company has ownership interests in two of the four conventional uranium mills operating in North America today. Denison also has a strong exploration and development portfolio with large land positions in the United States, Canada, Mongolia and Zambia.
For more information, please contact

E. Peter Farmer	(416) 979-1991 Extension 231
Chief Executive Officer

Ron Hochstein	(416) 979-1991 Extension 232
President and Chief Operating Officer

James R. Anderson	(416) 979-1991 Extension 372
Executive Vice President and Chief Financial Officer
Cautionary Statements
This news release contains “forward-looking statements”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation concerning the business, operations and financial performance and condition of Denison.
Forward looking statements include, but are not limited to, statements with respect to estimated production; the development potential of Denison’s properties, including those of its joint ventures; the future price of uranium; the estimation of mineral reserves and resources; the realization of mineral reserve estimates; the timing and amount of estimated future production; costs of production; capital expenditures; success of exploration activities; permitting time lines and permitting, mining or processing issues; currency exchange rate fluctuations; government regulation of mining operations; environmental risks; unanticipated reclamation expenses; title disputes or claims; and limitations on insurance coverage. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”.
Forward looking statements are based on the opinions and estimates of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Denison to be materially different from those expressed or implied by such forward-looking statements, including but not limited to risks related to: unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; actual results of current exploration activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of uranium and vanadium; possible variations in ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; delays in the completion of development or construction activities, as well as those factors discussed in or referred to under the heading “Risk Factors” in Denison’s Annual Information Form dated March 31, 2009 available at http://www.sedar.com and its Form 40-F available at http://www.sec.gov. Although management of Denison has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.
There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Denison does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws. Mineral resources, which are not mineral reserves, do not have demonstrated economic viability. Readers should refer to the Annual Information Form and the Form 40-F of Denison for the year ended December 31, 2008 and other continuous disclosure documents filed since December 31, 2008 available at http://www.sedar.com, for further information relating to their mineral resources and mineral reserves.
Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred Resources: This news release uses the terms “Measured”, “Indicated” and “Inferred” Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission does not recognize them. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.